                                                                      EXHIBIT 21

                                 LIST OF SUBSIDIARIES



CP Financing Corporation I, an Illinois corporation (wholly-owned)

CP Financing Trust, a Maryland real estate investment trust (wholly-owned)

CenterPoint O'Hare L.L.C., an Illinois limited liability company

The Miller Partnership, L.P., an Illinois limited partnership

East Chicago Partners, L.P., an Indiana limited partnership

Elk Grove Limited Partnership, an Illinois limited partnership

The Edge Venture, an Illinois general partnership